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Exhibit 21.1


  21.1


            SUBSIDIARIES OF THE COMPANY

            NOW Solutions, LLC, a Delaware limited liability company Government Internet Systems, Inc., a Nevada corporation Vertical Internet Solutions, Inc., a California corporation Globalfare.com, Inc., a Nevada corporation
            Enfacet, Inc., a Texas corporation
            Pointmail, Inc., a California corporation